UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Allumbaugh, Byron
   P.O. Box 696000
   San Antonio, TX  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |(c)   |P   |81.76             |A  |(c)        |2,260.81           |I     |(d)                        |
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Common Stock                 |(c)   |P   |86.81             |A  |(c)        |                   |D     |                           |
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Common Stock                 |12/03/|A   |3,895(a)          |A  |$31.75     |6,348(b)           |D     |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to b|$31.75  |12/03|A   |1,000      |A  |12/03|12/03|Common Stock|1,000  |$31.75 |1,000       |D  |            |
uy)(g)                  |        |/96  |    |           |   |/97  |/06  |            |       |       |            |   |            |
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
Explanation of Responses:
(a) 3,895 shares were issued pursuant to the Company's Non-Employee Director Plan and remain subject to forfeiture as of December 31,
1996.
(b) This balance includes 1,400 shares which were formerly reported as restricted shares. The restrictions on those shares lapsed on December 3,
1996.
(c) These shares were acquired pursuant to the Ultramar Corporation Dividend Reinvestment Plan at prices ranging from $28.375 to $31.375 on the following dates: March 14, 1996, June 17, 1996, September 18, 1996 and
December 16, 1996.
(d) Shares are registered in the name of Byron E. and Sharon K. Allumbaugh Revocable Trust dated January 2,
1991.
(g)  Stock option granted under the Company's Long-Term Incentive
Plan.
SIGNATURE OF REPORTING PERSON
/s/ BYRON ALLUMBAUGH (By Power of Attorney)
DATE
April 8, 1997